Exhibit 10.3

                  EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

      This Agreement is made and entered into effective as of March 1, 2002, by and between Bank of Visalia, a state-chartered commercial bank with its principal offices located in the City of Visalia, California ("the Bank"), and, Donald A. Gilles, an individual residing in the State of California ("the Executive").

                                    RECITALS

      WHEREAS, the Executive is an employee of the Employer, serving since April 1995;

      WHEREAS, the Employer desires to establish a compensation benefit program as a fringe benefit for executive officers of the Employer in order to attract and retain individuals with extensive and valuable experience in the banking industry;

      WHEREAS, the Executive's experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

      WHEREAS, it is deemed to be in the best interests of the Employer to provide the Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Employer's employment; and

      WHEREAS, the Executive and the Employer wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Executive;

      NOW, THEREFORE, in consideration of the services to be performed by the Executive in the future, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree as follows:

                                    AGREEMENT

      1. Terms and Definitions.

            1.1 Administrator. The Bank shall be the "Administrator" and, solely for the purposes of ERISA as defined in subparagraph 1.9 below, the "fiduciary" of this Agreement where a fiduciary is required by ERISA.

            1.2. Applicable Percentage. The term "Applicable Percentage" shall mean that percentage listed on Schedule "A" attached hereto which corresponds to the number of years which shall have elapsed from the date of Executive's employment by the bank until the date of the Executive's termination of employment with the Bank. Notwithstanding the foregoing or the percentages set forth on Schedule "A", but subject to all other terms and conditions set forth herein, the "Applicable Percentage" shall be: One Hundred Percent (100%) in the event the Executive's employment is terminated pursuant to subparagraph 5.4 upon the occurrence of a "Change in Control" as defined in subparagraph 1.3 below, or the Executive's Disability (as defined in subparagraph 1.5 below) or the Executive's Death.

Exhibit 10.3

            1.3. Change in Control. The term "Change in Control" shall mean the occurrence of any of the following events with respect to the Bank (with the term "Bank" being defined for purposes of determining whether a "Change in Control" has occurred to include the Holding Company: (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or any stock exchange on which the Bank's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Bank in which the Bank does not survive;
(iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Bank, reflected in the most recent balance sheet of the Bank; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank's then outstanding securities; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank's shareholders, of each new Director is approved by a vote of at least three-quarters (3/4) of the Directors then still in office who were Directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a "Change of Control" for the purposes of this Agreement if the event which would otherwise come within the meaning of the term "Change of Control" involves an Employee Stock Ownership Plan sponsored by the Bank or its Holding Company which is the party that acquires "control" or is the principal participant in the transaction constituting a "Change in Control," as described above.

            1.4. The Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended (the "Code").

            1.5. Disability/Disabled. The term "Disability" or "Disabled" shall have the same meaning given such terms in any policy of disability insurance maintained by the Bank for the benefit of the Executive. In the absence of such a policy that extends coverage to the Executive in the event of disability, the terms shall mean bodily injury or disease (mental or physical) that wholly and continuously prevents the performance of duty for at least six months.

            1.6. Effective Date. The term "Effective Date" shall mean the date first written above.

            1.7. ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            1.8. Executive Benefit. The term "Executive Benefit" or "Retirement Benefit Payments" shall mean the benefits determined pursuant to subparagraphs 3.0, 4.0 or 5.0, including subparagraphs thereof, and in accordance with Schedule "B", and reduced or adjusted to the extent: (i) required under the other provisions of this Agreement, including, but not limited to, Paragraphs 5, 6, and 7 hereof; (ii) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank; or (iii) required in order for the Bank to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

Exhibit 10.3

            1.9. Plan Year. The term "Plan Year" shall mean the Bank's fiscal year.

            1.10. Retirement. The term "Retirement" or "Retires" shall refer to the resignation of the Executive from further full time employment with the Bank. To be effective, the Executive's resignation shall be presented to the Bank, shall be in writing and shall specify the first day of Retirement

            1.11. Normal Retirement Date. Except as follows, the term "Normal Retirement Date" shall mean the Retirement of the Executive on or after the later of the following dates: the Executive's attainment of age sixty-five (65), or the Executive's completion of fifteen years of service, dated from the first day of his first month of employment with the Employer. The foregoing notwithstanding, if the Executive's employment with the Bank is terminated pursuant to paragraph 5.4 (Termination on Account of or After a Change in Control), such termination of employment shall be deemed, for purposes of determining benefits under this Agreement, to have occurred on the Executive's Normal Retirement Date.

            1.12. Early Retirement Date. The term "Early Retirement Date" shall mean Retirement, as defined below, of the Executive after the attainment of age sixty (60).

            1.13. Termination for Cause. The term "Termination for Cause" shall mean termination of the employment of the Executive by reason of any of the following:

                  (a) The Executive's deliberate violation of (i) any state or federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Employer, or (ii) of the rules or regulations of the California Commissioner of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Employer, which has a material adverse effect upon the Employer; or

                  (b) The Executive's conviction of any felony or a crime involving moral turpitude or a fraudulent or dishonest act, which has a material adverse effect upon the Employer.

      2. Scope, Purpose and Effect.

            2.1. Contract of Employment. Although this Agreement is intended to provide the Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between the Executive and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate the Executive's employment. This Agreement shall have no impact or effect upon any separate written Employment Agreement which the Executive may have with the Employer, it being the parties' intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Employer's obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of said Employment Agreement.

            2.2. Fringe Benefit. The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

Exhibit 10.3

            2.3. Prohibited Payments. Notwithstanding anything in this Agreement to the contrary (and in particular in section 1.8 or section 3 hereof), if any payment made under this Agreement is a "golden parachute payment" as defined in
Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation (collectively, the "FDIC Rules") or is otherwise prohibited, restricted or subject to the prior approval of a Bank Regulator (as defined in section 1.13 (d) herein), no payment shall be made hereunder without complying with said FDIC Rules.

      3. Executive Benefits Payments.

            3.1. Payments Commence Upon Early Retirement Date. In the event the Executive elects to Retire on a date which constitutes an Early Retirement Date, as defined above, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits as described in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Early Retirement Date occurs or upon such later date as may be mutually agreed upon by the Executive and the Employer in advance of said Early Retirement Date.

            3.2. Payments Commence Upon Normal Retirement Date. If the Executive shall remain in the continuous employment of the Employer until attaining the Normal Retirement Date, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive Retires or upon such later date as may be mutually agreed upon by the Executive and the Employer in advance of said Retirement date, payable until the Executive's death.

      4. Payments in the Event Disability Occurs Prior to Retirement. In the event the Executive becomes Disabled while actively employed by the Employer at any time after the Effective Date of this Agreement but prior to Retirement, the Executive shall be entitled to be paid the Applicable Percentage of the Normal Retirement Executive Benefits as defined in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive becomes Disabled, payable until the Executive's death.

      5. Payments in the Event Executive Is Terminated Prior to Retirement. As indicated in subparagraph 2.1 above, the Employer reserves the right to terminate the Executive's employment, with or without Cause but subject to any written employment agreement which may then exist, at any time prior to the Executive's Retirement. In the event that the employment of the Executive shall be terminated, other than by reason of Disability or Retirement, then this Agreement shall terminate upon the date of such termination of employment; provided, however, that the Executive shall be entitled to the following benefits as may be applicable depending upon the circumstances surrounding the Executive's termination:

            5.1. Termination Without Cause. If the Executive's employment is terminated by the Employer without cause, and such termination is not subject to the provisions of subparagraph 5.4 below, then the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning on a date requested by Executive, which shall not be sooner that the first month after which the Executive has attained sixty (60) years of age.

Exhibit 10.3

            5.2. Voluntary Termination by the Executive. (a) If the Executive's employment is terminated by voluntary resignation prior to the Early Retirement Date and such resignation is not subject to the provisions of subparagraph 5.4 below, the Executive shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Employer pursuant to the terms of this Agreement.

(b) If the Executive's voluntary resignation takes effect on or after the Early Retirement Date and such resignation is not subject to the provisions of subparagraph 5.4 below, it shall be treated as Retirement under this Agreement.

            5.3. Termination for Cause. The Executive agrees that if his employment with the Employer is terminated "for cause," as defined in subparagraph 1.13 of this Agreement, he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Employer pursuant to the terms of this Agreement; provided however, if the Executive is terminated for disability, he shall be entitled to benefits under Section 4.

            5.4. Termination on Account of or After a Change in Control. In the event: (i) the Executive's employment with the Employer is terminated by the Employer in conjunction with, or by reason of, a "Change in Control" (as defined in subparagraph 1.3 above); or (ii) by reason of the Employer's actions any adverse and material change occurs in the scope of the Executive's position, responsibilities, duties, salary, benefits, or location of employment after a Change in Control occurs; or (iii) the Employer causes an event to occur which reasonably constitutes or results in a demotion, a significant diminution of responsibilities or authority, or a constructive termination (by forcing a resignation or otherwise) of the Executive's employment after a Change in Control occurs, then the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the first month after which both of the following events have occurred: the Executive has attained sixty (60) years of age and the Executive has terminated full time employment with the Bank.

      6. Right To Determine Funding Methods. The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, under the terms of this Agreement. In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other devise used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 8 below, the Executive shall have no right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank's obligations pursuant to this Agreement. In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank's acquisition of any policy of insurance or annuity.

      7. Claims Procedure. The Bank shall, but only to the extent necessary to comply with ERISA, be designated as the named fiduciary under this Agreement and shall have authority to

Exhibit 10.3

control and manage the operation and administration of this Agreement. Consistent therewith, the Bank shall make all determinations as to the rights to benefits under this Agreement. Any decision by the Bank denying a claim by the Executive for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Executive, the Executive's spouse or the Executive's beneficiaries, as the case may be. Such decision shall set forth the specific reasons for the denial of a claim. In addition, the Bank shall provide the Executive, or as applicable, the Executive's spouse or beneficiaries, with a reasonable opportunity for a full and fair review of the decision denying such claim.

      8. Status as an Unsecured General Creditor. Notwithstanding anything contained herein to the contrary: (i) the Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank's assets shall be held in or under any trust for the benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank's assets shall be and remain the general un-pledged and unrestricted assets of the Bank; (iv) the Bank's obligation under this Agreement shall be that of an un-funded and unsecured promise by the Bank to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and the Executive acknowledge and agree that, in the event of a Change in Control, upon request of the Executive, or in the Bank's discretion if the Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the "Trust" or "Trusts") upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank's obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank's general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

      9. Discretion of Board to Accelerate Payout. Notwithstanding any of the other provisions of this Agreement, the Board of Directors of the Bank or the Holding Company may, if determined in its sole and absolute discretion to be appropriate, accelerate the payment of the amounts due under the terms of this Agreement, provided that the Executive: (i) consents to the revised payout terms determined appropriate by the Board of Directors; and (ii) does not negotiate or in any way influence the terms of proposed altered/accelerated payout (said decision to be made solely by the Board of Directors and offered to the Executive on a "take it or leave it basis").

      10. Miscellaneous.

            10.1. Opportunity To Consult With Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors, attorneys and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executives right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section

Exhibit 10.3

280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and/or assigns to claim or assert liability on the part of the Bank related to the matters described above in this subparagraph 10.1. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

            10.2. Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), located in Portland, Oregon. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association ("AAA") shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Visalia, California, unless otherwise agreed to by the parties.

            10.3 Attorneys' Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorney's fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

            10.4. Notice. Any notice required or permitted of either the Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at

Exhibit 10.3

the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

                  If to the Bank:      Bank of Visalia
                                       200 South Court Street
                                       Visalia, California 93291
                                       Attn: Human Resources

                  If to the Executive: Donald A. Gilles
                                       3124 Royal Oaks Drive
                                       Visalia, CA 93277

            10.5. Assignment. The Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.

            10.6. Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. In the alternative, in the event that a holding company is formed to own the Bank, it may agree to assume and discharge the obligation of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or the holding company. as the case may be.

            10.7. Non-waiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.

            10.8. Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

            10.9. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement including that certain agreement of even effective date tha in its recitals states that the Executive has been serving the Bank since October 6, 1995. This Agreement contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

            10.10. Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party's authorized representative.

            10.11. Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

            10.12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

            10.13 Governing Law. The laws of the State of California, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank or the Holding Company, shall govern the validity, interpretation, construction and effect of this Agreement.

      IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement on the date first above-written in the City of Visalia, California.

BANK                                        EXECUTIVE

Bank of Visalia


By: Walter Dwelle                           /s/ Donald A. Gilles
---------------------------                 -------------------------------
Chairman of the Board                       Donald A. Gilles

Executed on:_______________________         Executed on:________________________

Exhibit 10.3

                                   Schedule A

                                  DONALD GILLES

                            Date of Birth: 6/30/1943

                                Hire Date: April-95

                   Normal Retirement Date: 3/31/2010*

                                                       Applicable                       Service
       From                      To                    Percentage        Service      Cumulative      age
       ----                      --                    ----------        -------      ----------      ---
April 1, 1995            February 29, 2000                  0%             4.9            4.9

March 1, 2000            February 28, 2001                  10%            1.0            5.9        57.7

March 1, 2001            February 28, 2002                  20%            1.0            6.9        58.7

March 1, 2002            February 28, 2003                  30%            1.0            7.9        59.7

March 1, 2003            February 29, 2004                  40%            1.0            8.9        60.7

March 1, 2004            February 28, 2005                  50%            1.0            9.9        61.7

March 1, 2005            February 28, 2006                  60%            1.0            10.9       62.7

March 1, 2006            February 28, 2007                  70%            1.0            11.9       63.7

March 1, 2007            February 29, 2008                  80%            1.0            12.9       64.7

March 1, 2008            February 28, 2009                  90%            1.0            13.9       65.7

March 1, 2009            February 28, 2010                  100%           1.0            14.9       66.7

March 1, 2010              March 31, 2010                   100%           0.1            15.0       66.8

      *Normal Retirement Date is defined by paragraph 1.11 of the Agreement to be the later of Executive's 65th birthday or the date on which he completes 15 years of service, unless he is terminated pursuant to Change in control - in which circumstance the Normal Retirement Date is determined in accordance with paragraph 5.4 of this Agreement.

Exhibit 10.3

                                   SCHEDULE B
                               EXECUTIVE BENEFITS

If the Executive elects Normal Retirement, or if the Executive's termination is to be treated as Normal Retirement under the Agreement, The Employer shall pay to the Executive pursuant to the Agreement during the Executive's lifetime, the lesser of sixty-five percent (65%) of the average of the Executive's five highest years of total W-2 compensation or an amount equal to One Hundred Two Thousand Four Hundred Eighty Two dollars ($102, 482.00) per year.

If the Executive elects Early Retirement on or after his 65th birthday, He shall be paid the Applicable Percentage of the Executive Benefit shown in the following table that corresponds with the effective date of his Retirement:

                                                               Annual Executive
       Age        From                 To                           Benefit
       ---        ----                 --                           -------
       65         June 30, 2007        February 29, 2008            94,436
       65         March 1, 2008        February 28, 2009            98,213
       65         March 1, 2009        February 28, 2010            102,142
       65         March 1, 2010        March 31, 2010               102,482

For example, assume the Executive elects Early Retirement on October 1, 2008, at age 65:

Executive Benefit                     $98,213
Applicable Percentage:                    .90    (multiplied by Applicable Percentage at 10/1/08)
                                      -------

Adjusted benefit:                     $88,392    (equals Executive Benefit Payable)

If the Executive elects Early Retirement prior to his 65th birthday, the Applicable Percentage of One Hundred Two Thousand Four Hundred Eighty Two dollars ($102,482.00) shall be decreased by a percentage equal to five percent, multiplied times the number of years between the Executive's age at Early Retirement and the Executive's age on his Normal Retirement Date.

For Example, assume the Executive retires in his 64th year, on October 1, 2007, thirty months before Normal Retirement Date, March 2010:

Target Benefit                        $102,482
Applicable Percentage:                     .80   (multiplied by Applicable Percentage at 10/1/07)
                                      --------

Adjusted benefit:                     $ 81,986   (equal adjusted benefit)
Benefit reduction factor::                .875   (less 2.5 years X 5%, Early Retirement reduction)
                                      --------
Eligible Benefit:                     $ 71,738

Annual Executive Benefits payable under the Agreement will be paid in twelve
(12) equal monthly installments, commencing 30 days after Executive's date of termination. Executive Benefits, once commencing, shall continue until the death of the Executive.